February 16, 2007

Dear U.S. Premium Beef Member:

USPB continually monitors our grids relative to customer preferences and other marketplace dynamics. After much analysis, we have concluded that the following grid changes should be made. These changes will enable our grids to more closely reflect current market conditions while continuing to offer our members competitive marketing options. They will be effective for cattle shipping the week of March 5.

USPB MARKET grid changes	Effective for cattle shipping 03/05/07
•Dark Cutter	Eliminate the $25 per cwt. Dark Cutter discount.
•Ungraded	Remove the plant average threshold on Ungraded carcasses.

USPB is eliminating the $25 per cwt. Dark Cutter discount on the Market grid. In reality, this discount was as high as $33 per cwt. because Dark Cutter carcasses were also assessed the discount of $8 per cwt. on Ungraded carcass weight above the plant average. The Ungraded carcass discount will remain at $8, but will now be applied on all Ungraded carcasses. Ungraded carcasses include Dark Cutters, Standard grading carcasses and other miscellaneous carcasses that carry defects which prevent them from grading Select or higher. Hard Bone carcasses are not included in Ungraded as they are handled separately on USPB's grids. During last fiscal year only 0.99% of USPB Market grid carcasses were Dark Cutters.

USPB BASE, MARKET, NATURESOURCE and NATUREWELL grid changes	Effective for cattle shipping 03/05/07
•30 months of age and older	Implement a $10 per cwt. discount on carcasses 30 months of age and older as determined by dentition.

Implementing a $10 per cwt. discount on 30 months of age and older cattle is a result of processors having to segregate those carcasses all the way through processing due to the discovery of Bovine Spongiform Encephalopathy (BSE) in the United States. This increases harvest costs and decreases the value of those cattle. BSE has led to restrictions on product qualifying for export to international markets. In addition, the discovery of BSE has resulted in restrictions on Specified Risk Materials which are even greater for the 30 months of age and older carcasses. Approximately 1.5% of all USPB cattle were identified as 30 months of age and older in fiscal year 2006.

USDA's Food Safety Inspection Service (FSIS) uses dentition to measure physiological age of cattle. Eruption of the third permanent tooth through the gum line classifies an animal as 30 months of age or older, according to FSIS guidelines. FSIS personnel supervise the process of determining age by dentition in all USDA inspected plants.

•Prime	Decrease the floor on Prime carcasses from $14.00 to $8.00 per cwt.

USDA prices reported for Prime are spot market transactions and represent a small percentage of product sold. These transactions do not reflect prices we receive when forward contracting Prime product to our customers. Therefore, we are adjusting the Prime floor price to more accurately reflect the value of this product in the marketplace. The new floor price will be $8 per cwt. The Prime premium used on our grids will continue to be the average of the floor price plus the USDA spot market reported spread. For example, if USDA's four week average Prime spread is $24, the USPB Prime premium will be $16 per cwt. ($24 + $8 = $32 / 2 = $16). In the event USDA's reported Prime spread is below $8, the USPB Prime premium would be $8 per cwt.

USPB's grids continue to offer you opportunities to market different types of cattle with pricing mechanisms that are competitive in the industry. We encourage you to call our office at 866-877-2525 to discuss any of these changes and how they might impact your cattle performance.

We also encourage you to consider taking the necessary steps to qualify cattle for our $25 per head age verification premium for cattle that are harvested at 20 months of age or less. These cattle must come from a feedyard that is approved by a USDA certified program. Please visit our website for complete details about qualifying cattle and feedlots for the age verified premium.

As always, we appreciate your past participation in U.S. Premium Beef and look forward to working with you in the future.

Sincerely,

Steven D. Hunt, CEO